Ex. 31.1
CERTIFICATIONS
I, Edward G. Roth., certify that:
1.	I have reviewed this annual report on Form 10-K/A of Syntroleum Corporation;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: July 18, 2011

/s/ Edward. G. Roth Edward G. Roth
Chief Executive Officer